FORM 3



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person(1)


     Pyramid Trading Limited Partnership
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   (Last)                            (First)              (Middle)

   440 S. Lasalle Street
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                                    (Street)

   Chicago, IL 60605
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     2/11/2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     36-3723624
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4.   Issuer Name and Ticker or Trading Symbol

     Printware, Inc.(NASDAQ:PRTW)
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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

          --------------------------
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [x]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common Stock                                  333,400(1)                D
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Common Stock                                  333,400(2)                I
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Common Stock                                  333,400(3)                I
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Common Stock                                   7,500(4)                 D
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Common Stock                                  108,300(5)                D
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

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                    Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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

Explanation of Responses:
(1) These securities are owned solely and directly  by Pyramid Trading Limited Partnership
(2) Oakmont Investments, LLC, as the general partner of Pyramid Trading Limited Partnership, is an indirect beneficial owner of these securities under Rule 16a-1
(3) Daniel Asher, as the Manager of Oakmont Investments, LLC, is an indirect beneficial owner of these securities under Rule 16a-1
(4) These securities are owned solely and directly by Gary Kohler
(5) These securities are owned solely and directly by Andrew Redleaf
**  Intentional misstatements or omissions of facts constitute             /s/Daniel Asher                        2/16/2000
    Federal Criminal Violations.                                          -----------------------------------     ---------
    See 18 U.S.C. (1001 and 15 U.S.C. 78ff(a).                                **Signature of Reporting Person        Date
                                                                        Pyramid Trading Limited Partnership
Note:   File three copies of this Form, one of which must be manually     By Daniel Asher, Manager of Oakmont Investments, LLC, the
      signed. If space provided is sufficient,                            general partner of Pyramid Trading Limited Partnership
      See Instruction 6 for procedure.


                                      JOINT FILER INFORMATION


NAME:                             Oakmont Investments, LLC


ADDRESS:                          440 S. LaSalle Street, Chicago, Illinois 60605


DESIGNATED FILER:                 Pyramid Trading Limited Partnership


ISSUER & TICKER SYMBOL:           Printware Inc.  (NASDAQ: PRTW)


DATE OF EVENT
REQUIRING STATEMENT:              February 11, 2000





 SIGNATURE:        /S/   DANIEL ASHER
                  -------------------------------
                  Oakmont Investments, LLC
                  By Daniel Asher, Manager

                                 JOINT FILER INFORMATION


                             Daniel Asher
NAME:

                             440 S. LaSalle Street, Suite 700, Chicago, IL 60605
ADDRESS:

                             Pyramid Trading Limited Partnership
DESIGNATED FILER:

                             Printware Inc.  (NASDAQ: PRTW)
ISSUER & TICKER SYMBOL:

DATE OF EVENT                February 11, 2000
REQUIRING STATEMENT:



SIGNATURE:           /S/   DANIEL ASHER
                     --------------------------
                     Daniel Asher

                                           JOINT FILER INFORMATION



NAME:                            Gary Kohler


ADDRESS:                         3033 Excelsior Boulevard, Minneapolis, MN 55416

DESIGNATED FILER:                Pyramid Trading Limited Partnership


ISSUER & TICKER SYMBOL:          Printware Inc.  (NASDAQ: PRTW)


DATE OF EVENT
REQUIRING STATEMENT:             February 11, 2000




SIGNATURE:             /S/   GARY KOHLER
                       -------------------------
                       Gary Kohler

                                   JOINT FILER INFORMATION

NAME:                           Andrew Redleaf


ADDRESS:                        3033 Excelsior Boulevard, Minneapolis, MN 55416


DESIGNATED FILER:               Pyramid Trading Limited Partnership


ISSUER & TICKER SYMBOL:         Printware Inc.  (NASDAQ: PRTW)


DATE OF EVENT
REQUIRING STATEMENT:            February 11, 2000



SIGNATURE:                    /S/   ANDREW REDLEAF
                             ------------------------
                             Andrew Redleaf





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